SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

- -----

                            FORM 8-K


                         CURRENT REPORT






             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



        Date of Report  (Date of Earliest Event Reported)

                         March 22, 1994




                     VALLEY NATIONAL BANCORP
       (Exact Name of Registrant as Specified in Charter)



                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)



         0-11179                            22-2477875
(Commission File Number)        (IRS Employer Identification No.)



            1445 Valley Road, Wayne, New Jersey 07470
             (Address of Principal Executive Office)



                         (201) 305-8800
                 (Registrant's Telephone Number)



Item 5 - Other Events:

     On March 22, 1994, the Board of Directors of Valley National Bancorp ("Valley") approved a 10% stock dividend. The new stock will be issued May 3, 1994 to shareholders of record as of April 15, 1994. Any fractional shares will be paid in cash at the closing bid price of the record date.

Item 7 - Exhibits:

     Press Release, dated March 22, 1994








Item 7


Contact:

Gerald H. Lipkin                           John S. Harris
Valley National Bancorp                    Valley National Bancorp
(201) 305-4001                            (201) 305-4014




           VALLEY NATIONAL BANCORP BOARD OF DIRECTORS
                                  ANNOUNCES 10% STOCK DIVIDEND


Wayne, NJ -- The Board of Directors of Valley National Bancorp
(NYSE:VLY) today approved a 10% stock dividend. The stock dividend will be payable on May 3 to shareholders of record on April 15, 1994.

The stock dividend follows an increase in the company's regular quarterly cash dividend from $.22 to $.25 per share, or from $.88 to $1.00 per share per annum, approved by the Board on February 15.

Since the annual dividend rate of $1.00 per share will be maintained after the stock dividend, in effect, shareholders will have received a total increase in cash payout of 25% this year.

Valley has been paying regular cash dividends annually since 1936. While other banks have cut or even eliminated their dividends over the last five years, Valley has never reduced its regular cash dividend.

"Our annual dividend rate has increased from $.63 per share in 1988 to $1.00 -- an increase of 59 percent. In fact, over the last 20 years, we have increased our dividend 19 times," Gerald H. Lipkin, Chairman and CEO of Valley National Bancorp, noted.

Valley National reported net income of $54.2 million, or $2.25 per share for the year ended December 31, 1993. The results represent a 30.4 percent increase from 1992's record performance of $41.6 million, or $1.75 per share.

The company had a return on average assets of 1.6 percent, compared with 1.4 percent for 1992, and a return on average equity of 22.0 percent, versus 19.9 percent for 1992.


"Our results for 1993 again place the company among the highest performing bank holding companies in America," Lipkin said.
"Valley National's efficiency ratio was 43.8% for 1993, compared to an average of 68.8% for the five other largest banks headquartered in New Jersey." The efficiency ratio represents Valley's non-interest expense as a percentage of net interest income on a fully tax equivalent basis plus non-interest income less non-recurring items.

As a further example of the strength of Valley's stock over the years, Lipkin indicated that a purchase of 100 shares of Valley stock in 1983 at a cost of approximately $2,700 would equal 1856 shares today, including the results of seven stock splits and stock dividends and would be worth about $55,680 today.

In December 1993, Valley moved its stock listing to the New York
Stock Exchange from the NASDAQ National Market and is currently trading under the symbol VLY.

Valley National Bancorp is a regional bank holding company whose principal subsidiary, Valley National Bank, has $3.4 billion in assets and operates 59 branches in Bergen, Essex, Hudson, Morris and Passaic counties in New Jersey.












































                                     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


 VALLEY NATIONAL BANCORP

Dated:  March 25, 1994           By:/s/Alan D. Eskow
                                 Alan D. Eskow, Vice Pres